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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF CORRECTION
                                       OF
              THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PACIFIC SUNWEAR OF CALIFORNIA, INC.

        Greg H. Weaver and Carl W. Womack hereby certify that:

        1. We are the duly elected and acting Chairman of the Board and Chief Executive Officer, and Chief Financial Officer and Secretary, respectively, of Pacific Sunwear of California, Inc.

        2. The name of the corporation is Pacific Sunwear of California, Inc.

        3. The Third Amended and Restated Articles of Incorporation were filed with the Secretary of State of the State of California on April 20, 1993, as amended by the Certificate of Amendment to Third Amended and Restated Articles of Incorporation filed with the Secretary of State of California on December 18, 2002.

        4. The first paragraph of Article THIRD of the Third Amended and Restated Articles of Incorporation of the Corporation, as corrected, should read as follows:

                THIRD: The total number of shares of all classes of stock which the corporation shall have the authority to issue is 118,906,250 shares, consisting of 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), and 113,906,250 shares of Common Stock, $.01 par value (the "Common Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

        5. This certificate does not alter the wording of any resolution or written consent adopted by the board or the shareholders.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated: February 28, 2003                /s/ Greg H. Weaver
                                        ----------------------------------------
                                        Greg H. Weaver
                                        Chairman of the Board and
                                        Chief Executive Officer


                                        /s/ Carl W. Womack
                                        ----------------------------------------
                                        Carl W. Womack
                                        Chief Financial Officer and Secretary